Exhibit 99.1
AMERICAN PACIFIC CORPORATION
News Release
Contact:	Seth Van Voorhees Vice President and Chief Financial Officer 702-735-2200
For Immediate Release
AMERICAN PACIFIC COMPLETES ACQUISITION OF AEROJET FINE CHEMICALS
Las Vegas, NV, November 30, 2005 — American Pacific Corporation (NASDAQ: APFC) announced today that it has completed the previously announced purchase of the Aerojet Fine Chemicals fine chemicals business (the “Business”) of GenCorp Inc. (NYSE: GY), an Ohio corporation through the purchase of substantially all of the assets of Aerojet Fine Chemicals, LLC, a Delaware limited liability company (“AFC”) and the assumption of certain liabilities of the Business.
The purchase price for AFC was $114.0 million plus a contingent payment of up to $5.0 million and the assumption by American Pacific of certain liabilities. Of this purchase price, $88.5 million was paid in cash at closing and $25.5 million was a subordinated seller note (which accrues interest on a payment-in-kind basis) issued at closing. The contingent payment of up to $5.0 million will be based on AFC achieving specified earnings targets in the twelve-month period ending September 30, 2006. Depending on the performance of AFC, there may be an interim adjustment. In addition, American Pacific reimbursed the seller $17.4 million for the capital investment that the seller incurred in excess of the $19.0 million threshold. Furthermore, American Pacific paid the seller $2.4 million for net working capital received in excess of $10.0 million pursuant to the working capital adjustment set forth in the amended purchase agreement.
AFC is a leading manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for commercial customers in the pharmaceutical industry. Its facilities in California offer specialized engineering capabilities including high containment for high potency compounds, energetic and nucleoside chemistries, and chiral separation using the first commercial-scale simulated moving bed in the United States. In fiscal 2004, AFC reported sales of approximately $66 million.
“We are very excited about the closing of this transaction. The fine chemicals business we have acquired complements our existing specialty chemical and energetic product portfolio. I am confident that this acquisition provides us with a strong presence in fast growing pharmaceutical markets” said John R. Gibson, CEO of American Pacific.
Concurrent with the closing of this transaction, the Company entered into a first lien credit agreement with Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, Wachovia Capital Markets, LLC, as sole lead arranger and sole book runner and certain other lenders for a $75 million secured revolving credit and term loan facility and a second lien credit agreement with Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, Wachovia Capital Markets, LLC, as sole lead arranger and sole book runner and certain other lenders for a $20 million secured term loan facility. The Company borrowed $85 million from these two

3770 HOWARD HUGHES PARKWAY • SUITE 300 • LAS VEGAS, NEVADA 89109 PHONE (702) 735-2200 • FAX (702) 735-4876

credit facilities to finance the acquisition of the Business. Also concurrent with the closing of this transaction, and in recognition of his contribution to the successful completion of the purchase of Business, the Company entered into an Employment Agreement with Mr. Seth Van Voorhees, the Company’s Vice President and Chief Financial Officer, to be effective December 1, 2005, with an initial term until October 1, 2008.
About American Pacific Corporation:
American Pacific is a specialty chemical company that produces (i) energetic products used primarily in space flight and defense systems, automotive airbag safety systems and explosives, (ii) Halotron, a clean fire extinguishing agent and (iii) water treatment equipment. In 2004 it acquired the former Atlantic Research Corporation liquid in-space propulsion business. Ampac-ISP, as it is now known, is a leading supplier of commercial and military propulsion products and the world’s largest producer of bipropellant thrusters. Additional information about American Pacific can be obtained by visiting the Companies’ web sites at www.apfc.com.
Risk Factors/Forward Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements involve known and unknown risks and uncertainties that could cause actual results of the Company, or industry results, to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the risks that (a) the acquired business will not be effectively integrated, that such integration will be more costly or time-consuming than expected, or the acquired business will not achieve expected financial results or synergies or otherwise perform as expected and (b) the products and technology of the acquired business will not perform as expected. In addition, there are risks associated with the operations of the acquired business, including but not limited to, the highly fragmented and competitive nature of the pharmaceutical fine chemicals market, the capital-intensive nature of such industry, the difficulty and cost of obtaining certain raw materials, the highly regulated nature of the pharmaceutical fine chemicals industry. Furthermore, risks in our current businesses such as any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by congress for our or our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes, and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, may all cause such differences. Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
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3770 HOWARD HUGHES PARKWAY • SUITE 300 • LAS VEGAS, NV 89109
PHONE (702) 735-2200 • FAX (702) 735-4876

AMERICAN PACIFIC CORPORATION